Exhibit 99.1
For Immediate Release

Contact:	Norman Black, Public Relations 404-828-7593 Andy Dolny, Investor Relations 404-828-8901
UPS LOWERS 2Q EARNINGS EXPECTATIONS
Slow Economic Growth, High Fuel Costs Cited
     ATLANTA, June 23, 2008 — UPS (NYSE:UPS) today announced it expects earnings per diluted share for the second quarter within a range of $0.83-to-$0.88 compared to the $0.97-to $1.04 per share the company originally anticipated.
     Slow U.S. economic growth and an unprecedented increase in the cost of fuel have resulted in lower-than-expected U.S. package volume and an accelerating contraction in the use of premium air products. In addition, the anemic U.S. economy is negatively impacting package volume into the United States, affecting results for the International segment. Performance in the Supply Chain & Freight segment is continuing to exceed expectations.
     On July 22, UPS will release second quarter results followed by a conference call to provide insight into the quarter and remainder of the year.
     UPS (NYSE: UPS) is the world’s largest package delivery company and a global leader in supply chain and freight services. With more than a century of experience in transportation and logistics, UPS is a leading global trade expert equipped with a broad portfolio of solutions. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. The company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.